Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ARISTA NETWORKS, INC.

ARTICLE I.

The name of this corporation is Arista Networks, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV.

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated respectively as common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares, $0.0001 par value, of which One Hundred Seventy-Six Million (176,000,000) shares shall be Common Stock, and Twenty-Four Million (24,000,000) shares shall be Preferred Stock, all of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”).

B. Rights, Preferences and Restrictions of Common Stock and Preferred Stock. The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

1. Dividend Provisions.

a. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, payable at the rate of $0.015 per share of Series A Preferred Stock per annum (as adjusted for any stock splits, dividends, combinations, recapitalizations or the like), payable when, as and if declared by the Board of Directors. Such dividends shall be noncumulative.

b. No dividends or other distributions shall be made with respect to the Common Stock unless the full preferential dividends of the Series A Preferred Stock set forth in Section 1(a) above shall have first been declared and paid. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

c. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined by the Board of Directors (whose good faith determination shall be conclusive).

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of each share of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.25 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) (as adjusted for any stock splits, dividends, combinations, recapitalizations or the like) and (ii) any declared but unpaid dividends, on each such share (collectively, the “Liquidation Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this Corporation legally available for distribution shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

b. Upon the completion of the distribution required by Section 2(a) above, the entire remaining assets and funds of this Corporation legally available for distribution to stockholders, if any, shall be ratably distributed among the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock owned by each, determined on an as-converted basis (assuming full conversion of all shares of Preferred Stock at the then applicable conversion ratio).

c. (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) any consolidation or merger of this Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of this Corporation (or their affiliates) immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which this Corporation is a party in which in excess of 50% of this Corporation’s outstanding voting power is transferred; provided that a liquidation, dissolution or winding up of this Corporation shall not include (x) any consolidation, merger or reorganization effected exclusively to change the domicile of this Corporation, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this Corporation or any successor or indebtedness of this Corporation is cancelled or converted or a combination thereof; or (B) a sale or other disposition of all or substantially all of the assets of this Corporation ((A) and (B) collectively, a “Change of Control Acquisition”); provided, however, that holders of at least a majority of the outstanding shares of Series A Preferred Stock may by vote or written consent exclude a particular transaction or series of transactions above from being declared a liquidation, dissolution or winding up.

(ii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors (whose good faith determination shall be conclusive). Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors (whose good faith determination shall be conclusive).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof; as determined by the Board of Directors (whose good faith determination shall be conclusive).

(iii) This Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after this Corporation has given the first notice provided for herein or sooner than 10 days after this Corporation has given notice of any material changes provided for herein. The time periods set forth in this Section 2(c)(iii) may be shortened or waived upon the written consent of the holders of Series A Preferred Stock that represent at least two-thirds of the voting power of all then outstanding shares of such Series A Preferred Stock.

3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such share by the Conversion Price applicable to such share, determined as hereafter provided, at the time in effect for such series. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section 3(d).

b. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for the Series A Preferred Stock: (i) immediately upon this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933 (the “Securities Act”), as amended, the public offering price of which was not less than $1.50 per share (adjusted to reflect subsequent stock splits, dividends, combinations, recapitalizations or the like), with aggregate gross proceeds to this Corporation of at least $25,000,000 (a “Qualifying IPO”); or (ii) the date authorized by the vote of or specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock. Any authorization or action taken under this Section 3(b)(ii) by the holders of at least a majority of the outstanding shares of Series A Preferred Stock shall be binding on all holders of Series A Preferred Stock, regardless of whether or not they authorized or participated in the vote on or written consent of the automatic conversion.

c. Mechanics of Conversion. Except upon an automatic conversion pursuant to Section 3(b) above, before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

d. Conversion Price Adjustments of Series A Preferred Stock for Splits and Combinations.

(i) In the event this Corporation should at any time or from time to time after this Certificate of Incorporation are accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

e. Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(i), then, in each such case for the purpose of this Section 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. Sale of Shares Below Series A Preferred Stock Conversion Price.

(i) If at any time or from time to time after the Filing Date, this Corporation issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (g)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 3(d) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 3(d) above, for an Effective Price (as defined in subsection (g)(iv) below) less than the then effective Conversion Price, then and in each such case the then existing Conversion Price shall be reduced, as of the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (g)(ii)) by this Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, warrants, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 3(g), the consideration received by this Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by this Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by this Corporation in connection with such issue or sale but without deduction of any expenses payable by this Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined by the Board of Directors (whose good faith determination shall be conclusive), and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (g)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of this Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined by the Board of Directors (whose good faith determination shall be conclusive) to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 3(g), if this Corporation issues or sells (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) rights, warrants or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case this Corporation shall be deemed to have issued at the time of the issuance of such rights, warrants or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by this Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to this Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to this Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, this Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to this Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to this Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to this Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, warrants, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights, warrants or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, warrants, options or Convertible Securities shall be readjusted to the Conversion Price to reflect the issuance of only the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants or options or rights of conversion of such Convertible Securities.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by this Corporation or deemed to be issued pursuant to this Section 3(g), other than:

(A) shares of Common Stock issued upon conversion of the Series A Preferred Stock;

(B) shares of capital stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Filing Date;

(C) shares of Common Stock issued pursuant to a transaction described in Section 3(d) or 3(e);

(D) shares of capital stock, or options or warrants to purchase capital stock, issuable or issued to financial institutions, customers, partners, vendors, lenders, developers, equipment lessors or lessors in connection with commercial arrangements, equipment financings, lease transactions or similar transactions pursuant to arrangements or agreements, not to exceed, in the aggregate, 20% of the outstanding shares of Common Stock (including, shares of Common Stock issuable upon conversion of the Series A Preferred Stock) on the date of the last sale by the Corporation of Series A Preferred Stock, and in each case which has been approved by the Board of Directors;

(E) shares of Common Stock issuable or issued to employees, consultants and directors directly or pursuant to plans, arrangements or agreements approved by the Board of Directors;

(F) shares of capital stock or options or warrants to purchase capital stock issued for consideration other than cash in connection with an acquisition by this Corporation, whether by merger, consolidation, sale of assets or sale or exchange of stock, in each case which has been approved by the Board of Directors;

(G) shares of capital stock or options or warrants to purchase capital stock issued pursuant to transactions that have been expressly exempted from application of this Section 3(g) by the vote or written consent of at least a majority of the outstanding shares of Series A Preferred Stock, which exemption may be prospective or retroactive;

(H) shares of capital stock or options or warrants to purchase capital stock issued pursuant to any consolidation, merger or reorganization effected exclusively to change the domicile of this Corporation approved by the Board of Directors; and

(I) shares of Common Stock offered in connection with a Qualifying IPO.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by this Corporation or deemed to be issued pursuant to this Section 3(g). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by this Corporation under this Section 3(g), into the aggregate consideration received, or deemed to have been received by this Corporation for such issue under this Section 3(g), for such Additional Shares of Common Stock.

h. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of any fractional share to which the holder would otherwise be entitled, this Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined by the Board of Directors (whose good faith determination shall be conclusive) as of the date of conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

i. No Adjustments in Conversion Price Less Than One Cent. No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than $0.01 per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment or conversion made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

j. Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

k. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of the Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

l. Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the date deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this Corporation.

4. Voting Rights.

a. General. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded upward to the nearest whole number.

b. Board of Directors. Effective upon the Filing Date, the Board of Directors shall be comprised of five directors. For so long as the authorized size of the Board of Directors is at least five: (i) so long as shares (as adjusted for any stock splits, dividends, combinations, recapitalizations or the like) of the Series A Preferred Stock remain outstanding as of the record date for a stockholder meeting or the date of a written consent for the election of directors, the holders of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two members of the Board of Directors at each meeting or pursuant to each written consent of this Corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors, and (ii) the holders of Common Stock and Preferred Stock, voting together as a class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each written consent of this Corporation’s stockholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

5. Protective Provisions. So long as shares of Series A Preferred Stock remain outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

a. amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

b. authorize, create or issue, whether by reclassification or otherwise, any securities having any preference superior to, or on parity with, the Series A Preferred Stock with respect to voting, redemption, dividends or liquidation;

c. amend this Certificate of Incorporation or the Bylaws of the Corporation (whether by merger, recapitalization or otherwise) to adversely affect the rights of the Series A Preferred Stock;

d. effect any Change of Control Acquisition (as defined in Section 2(c)(i) above);

e. declare or pay any dividends with respect to Common Stock or Series A Preferred Stock (other than a dividend payable solely in shares of Common Stock);

f. increase or decrease the authorized number of shares of Common Stock; or

g. redeem any shares of its capital stock, except upon redemption of shares of Common Stock from directors, officers, employees and consultants upon termination of their employment or service pursuant to agreements providing for such repurchase and repurchase of shares of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.

6. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation.

7. Common Stock.

a. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends and as provided in Section B(1) of this Article IV, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

b. Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section B(2) of this Article IV.

c. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI.

The Corporation is to have perpetual existence.

ARTICLE VII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VIII.

Except as provided in Article VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX.

Following the closing of a public offering pursuant to an effective registration statement under the Securities Act, covering any of the Corporation’s securities (as that term is defined under the Securities Act, as then in effect), no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI.

At the election of directors of the Corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected and may cast all such votes for any director or for any two or more of them as such stockholder may see fit.

ARTICLE XII.

The name and mailing address of the incorporator are:

Marianne Stark Bradley

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

*  *  *

The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Arista Networks, Inc. is her act and deed and that the facts stated therein are true.

/s/ Marianne Stark Bradley
Marianne Stark Bradley

Dated: December 2, 2011

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

ARISTA NETWORKS, INC.

a Delaware corporation

Arista Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is Arista Networks, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 2, 2011.

2. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

3. The Certificate of Incorporation of the Company is hereby amended by deleting Article IV, Section (C)(4)(b) in its present form and substituting therefor a new Article IV, Section (C)(4)(b) in the following form:

“Board of Directors. The Board of Directors shall be comprised of seven directors. For so long as the authorized size of the Board of Directors is at least seven: (i) So long as shares (as adjusted for any stock splits, dividends, combinations, recapitalizations or the like) of the Series A Preferred Stock remain outstanding as of the record date for a stockholder meeting or the date of a written consent for the election of directors, the holders of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two members of the Board of Directors at each meeting or pursuant to each written consent of this Corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock and Preferred Stock, voting together as a class, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each written consent of this Corporation’s stockholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.”

IN WITNESS WHEREOF, the Corporation has duly caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Jayshree Ullal, who hereby affirms, under penalty of perjury, that this is the act and deed of the Corporation, and that the facts stated herein are true as of March 17, 2014.

ARISTA NETWORKS, INC.
a Delaware corporation

/s/ Jayshree Ullal
Jayshree Ullal, President